Exhibit 14

CODE OF CONDUCT

CHIEF EXECUTIVE OFFICER &

SENIOR FINANCIAL OFFICERS

Philosophy:	HUMANA expects the highest possible ethical conduct from its principal executive officer and senior financial officers. Your full compliance with this Code and with Humana’s Principles of Business Ethics is mandatory. You are expected

(i) to foster a culture of transparency, integrity and honesty, and (ii) to ensure that everyone in your organization also fully complies with this Code.

In accordance with the rules of the U.S. Securities and Exchange Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

Purpose:	The intent of this policy is to maintain the highest standards in Humana’s financial reporting with governmental agencies.

Regulation/ Policy:	Conflicts of Interest
You must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning Humana’s best interests. You may not exploit your position or relationship with HUMANA for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

(i) cause HUMANA to engage in material business transactions with immediate relatives;

(ii) use nonpublic HUMANA, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

(iii) have more than a modest financial interest in HUMANA’s vendors, clients or competitors;

(iv) receive a loan, or guarantee of obligations, from HUMANA or a third party as a result of your position at HUMANA; or

(v) compete, or prepare to compete, with HUMANA while still employed by HUMANA.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, please contact the General Counsel to discuss.

As an HUMANA principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in HUMANA’s best interests.

Engaging in any conduct that represents a conflict of interest is strictly prohibited.

Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosures in Humana’s periodic reports is legally required and is essential to the success of its business. Please exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

(i) All HUMANA accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

(ii) All records must fairly and accurately reflect, in reasonable detail, HUMANA’s assets, liabilities, revenues and expenses.

(iii) Humana’s accounting records must not contain any false or intentionally misleading entries.

(iv) No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

(v) All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

(vi) No information should be concealed from the internal auditors or the independent auditors.

(vii) Compliance with Humana’s system of internal accounting controls is required.

Compliance:	You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations.

Process Reporting Violations:	Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the General Counsel, the Board of Directors or our Ethics Help Line.

If you are still concerned after speaking with the General Counsel or feel uncomfortable speaking with him (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to the Chief Executive Officer, or you may directly contact the Audit Committee of HUMANA’s Board of Directors by sending a detailed note, with relevant documents, to the Chairman of that Committee.

Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of HUMANA and of the Audit Committee of Humana’s Board of Directors that you will be protected from retaliation.

If you fail to comply with this Code, with HUMANA’s Principles of Business Ethics, and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge from HUMANA.

Waivers:	No waiver or amendment of this Code shall be permitted unless approved by the Audit Committee of the Board of Directors. Any such waiver or amendment shall be publicly disclosed to the extent required by law, regulation or the New York Stock Exchange Listing Standards.

Conclusion:	In the final analysis you are the guardian of HUMANA’s ethics. While there are no universal rules, when in doubt ask yourself:

Will my actions be ethical in every respect and fully comply with the law and with HUMANA policies?

Will my actions have the appearance of impropriety?

Will my actions be questioned by the Board of Directors, associates, clients, family and the general public?

Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with the General Counsel.

Any associate who ignores or violates any of HUMANA’s ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. HUMANA expects you to share its belief that a dedicated commitment to ethical behavior is not simply the right thing to do, but that it is also good business.